EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-262368 and No. 333-267058) of Catalyst Bancorp, Inc. of our report dated March 26, 2026, relating to the consolidated financial statements of Lakeside Bancshares, Inc. and Subsidiary, which comprise the consolidated balance sheets as of December 31, 2025 and 2024, and the related consolidated statements of operations and comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements, which are included in Catalyst Bancorp, Inc.’s Form 8-K/A filed with the Securities and Exchange Commission on September 29, 2026.

/s/ Langley, Williams & Company, L.L.C.

Lake Charles, Louisiana

Date: September 29, 2026